EXHIBIT 99.1


                           Baldwin Elects New Director


     SHELTON, Conn.--(BUSINESS WIRE)--Aug. 21, 2006--Baldwin Technology Company, Inc. (AMEX: BLD), a leading global manufacturer of printing press accessories and control equipment, announced today that Frederick Westlake has been elected to the Company's Board of Directors.
     In 1983, Westlake became Chairman and CEO of First Technology PLC, a U.K.-based private company that grew to become an international business listed on the London Stock Exchange. The business of that company included automotive safety and sensing. Westlake resigned from the board when Honeywell Corporation acquired the company in March 2006.
     Prior to establishing First Technology, Westlake was a lecturer at Imperial College, London University, a guidance system engineer for the NASA Apollo program, an R&D director for British Iron and Steel Corporation, a divisional chief executive of Thorn EMI PLC and a founding partner and executive director of Job Creation Ltd. He received his B.S. degree from Leicester University, a Ph.D. and a Diploma of Imperial College from Imperial College, London University.
     Baldwin Chairman and CEO Gerald A. Nathe said, "We welcome the addition of Fred to our Board of Directors. With his extensive international experience, we expect he will be a valuable contributor to Baldwin as the Company continues to grow as a leader in the global marketplace."

     About Baldwin

     Baldwin Technology Company, Inc. is a leading global manufacturer of printing press accessories and controls for the newspaper publishing and commercial printing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Ct., the company has sales and service centers, product development and manufacturing operations in the Americas, Asia and Europe. Baldwin's technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems. For more information, visit http://www.baldwintech.com.
     Investors may contact Frank Hawkins or Julie Marshall at (305) 451-1888 or e-mail info@hawkassociates.com. For an online investment kit, visit http://www.hawkassociates.com. An investment profile about Baldwin Technology may be found at http://www.hawkassociates.com/baldwin/profile.php.


     CONTACT: Hawk Associates, Inc.
              Frank N. Hawkins, Jr. or Julie Marshall
              305-451-1888
              E-mail: info@hawkassociates.com
              http://www.hawkassociates.com